Exhibit 21.1

Subsidiaries

AMSC Australia Pty Ltd – incorporated in Australia

AMSC Husky LLC - formed in Connecticut

AMSC India Private Limited – incorporated in India

AMSC Austria GmbH – incorporated in Austria

AMSC United Kingdom Limited – incorporated in the United Kingdom

ASC Securities Corp. – incorporated in Massachusetts

Infinia Technology Corporation - incorporated in Delaware

American Superconductor Korea Co., Ltd. – incorporated in South Korea

American Superconductor Romania S.R.L. – incorporated in Romania

Neeltran, Inc. - incorporated in Connecticut

Northeast Power Realty, LLC - formed in New York

Northeast Power Systems, Inc. - incorporated in New York